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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Pre-Effective Amendment No. 1/Amendment No. 369 to Registration Statement File Nos. 333-205137/811-08306 on Form N-4 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries ("MetLife") for the year ended December 31, 2014, dated February 26, 2015 (except with respect to segment information as described in Note 2 and the subsequent events described in Note 23 as to which the date is May 21, 2015) (which report expresses an unqualified opinion on such consolidated financial statements and financial schedules and includes an explanatory paragraph with respect to the retrospective adjustment of the consolidated financial statements for certain changes in the Company's segments as described in Note 2), which appears in MetLife's Current Report on Form 8-K, and our report dated February 26, 2015, on the effectiveness of MetLife's internal control over financial reporting as of December 31, 2014, which appears in MetLife's Annual Report on Form 10-K for the year ended December 31, 2014, which is also incorporated by reference in this Registration Statement, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
September 17, 2015